UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 19, 2019
WORKHORSE GROUP INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53704	26-1394771
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
100 Commerce Drive, Loveland, Ohio 45140
(Address of principal executive offices) (zip code)
(513) 360-4704
(Registrant's telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company   ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	WKHS	The Nasdaq Capital Market

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 19, 2019, Workhorse Group Inc. (the “Company”) announced the appointment of Steve Schrader as Chief Financial Officer. Gregory Ackerson who has served as Controller and Interim Chief Financial Officer will continue to serve as Controller. Mr. Schrader joins the Company with over sixteen years of CFO experience in public and private companies in industries as different as manufacturing, health care and utilities. Mr. Schrader also has had leadership experience in Strategic Planning, M&A, Corporate Finance and Investor Relations. Prior to his appointment by the Company, from December 2015 to December 2019, Mr. Schrader was Chief Financial Officer of Fuyao Glass America Inc., a Dayton, OH located subsidiary of a Chinese-owned public company specializing in the manufacture of automobile glass. From October 2006 to May 2015, Mr. Schrader served as the Chief Financial Officer of Oncology Hematology Care (OHC), the largest oncology practice in the Cincinnati metro area. Mr. Schrader started his career working for utilities that are now part of Duke Energy. His last position there was Vice President and Chief Financial Officer of Cinergy’s Regulated Business prior to Duke’s acquisition in 2006. Mr. Schrader holds a B.S. in Finance and Accounting from Ball State and an MBA from Butler University. He also received an Advanced Management Program Certificate from Harvard Business School.

Mr. Schrader does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or an executive officer. Since January 1, 2018, Mr. Schrader has not had a direct or indirect material interest in any transaction or proposed transaction, in which the Company was or is a proposed participant exceeding $120,000.

The Company entered into an employment agreement (the “Schrader Employment Agreement”) with Mr. Schrader effective December 19, 2019. Pursuant to the Schrader Employment Agreement, Mr. Schrader will receive a base salary of $275,000 per year which will be automatically increased to $300,000 per year upon the accurate (non-amended) and successful filing with the Securities and Exchange Commission of the quarterly reports for the quarters ended March 31, 2020 and June 30, 2020, which increase will be implemented following the year ended December 31, 2020. Mr. Schrader will be eligible to receive a target performance bonus commencing the calendar year ending December 31, 2020 equal to 50% of his base salary with the potential to increase to 75% of his base salary assuming pre-determined performance goals are met as determined by the Compensation Committee. The Company granted Mr. Schrader 84,877 shares of restricted common stock under the Company’s 2019 Stock Incentive Plan. The restricted stock will vest over three years commencing on July 1, 2020. In the event Mr. Schrader is terminated without cause or resigns for good reason (as such terms are defined in the Schrader Employment Agreement), he will be entitled to severance payments in an amount equal to 16 months of his base salary plus a prorated portion of his target performance bonus. In addition, any outstanding equity awards will immediately accelerate and vest. The Company will also continue to pay the employer portion of the COBRA premium cost for up to 15 months.

The foregoing summary description of the Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

On December 19, 2019 the Company issued a press release regarding Mr. Schrader’s appointment. The press release is filed with this report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Employment Agreement between Steve Schrader and Workhorse Group Inc. dated December 19, 2019
99.1	Press Release dated December 19, 2019
104	Cover page from this Current Report on Form 8-K, formatted as Inline XBRL

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORKHORSE GROUP INC.

Date: December 20, 2019	By:	/s/ Duane Hughes
	Name: Title:	Duane Hughes Chief Executive Officer

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